August 3, 2011

Aspire Capital Fund, LLC
155 North Wacker Drive, Suite 1600
Chicago, IL 60606
Attn: Steven G. Martin

Re:           Ener1, Inc. Common Stock Purchase Agreement

Dear Sirs:

We have acted as counsel to Ener1, Inc., a Florida corporation (the “Company”), in connection with the Common Stock Purchase Agreement (the “Purchase Agreement”), dated as of August 3, 2011, by and between the Company and Aspire Capital Fund, LLC, an Illinois limited liability company (the “Buyer”).  This opinion is being delivered to you pursuant to Section 7(d) of the Purchase Agreement.  Capitalized terms used herein but not otherwise defined have the respective meanings set forth in the Purchase Agreement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Purchase Agreement and the Registration Rights Agreement as of the date hereof (collectively, the “Covered Documents”), and have examined such matters of fact and questions of law as we have deemed appropriate.  We have also examined and relied upon such certificates of public officials, and such other documents, records and instruments, as we have deemed appropriate for the purposes of the opinions herein expressed.  In expressing the opinions set forth herein, we have also relied, without independent investigation, upon the factual matters set forth in (i) the respective representations and warranties made by the parties in the Covered Documents, and (ii) certificates executed and delivered by the respective officers of the Company.

Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

1.      The Company is duly qualified to do business as a foreign corporation in good standing in the State of New York.

2.      Each Covered Document constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.      The execution, delivery and performance of the Transaction Documents by the Company, and the performance by the Company of its obligations under the Transaction Documents (including, without limitation, the issuance of the Purchase Shares and the Commitment Shares), do not and will not (i) to our knowledge, conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which the Company’s properties or assets are bound that has been publicly filed, or (ii) result in a violation of New York State or U.S. federal law or, to our knowledge, any administrative regulation or administrative or court decree applicable to the Company.

4.      No consent, authorization or order of, or any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency is required to be obtained by the Company in order for the Company to execute and deliver or perform any of its obligations under the Transaction Documents or to issue the Purchase Shares or the Commitment Shares, in each case in accordance with the terms hereof, other than (i) such as have been obtained or made by the Company, (ii) the filing of a Form 8-K with the Commission pursuant to the terms of the Purchase Agreement and in accordance with the applicable provisions of the Exchange Act, and (iii) any action necessary in order to qualify the Purchase Shares or the Commitment Shares under applicable securities or “Blue Sky” laws of the states of the United States.

5.      To our knowledge, except as already publicly disclosed, there is no material action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding before or by any court, public board, government agency, self-regulatory organization or body pending or threatened against or affecting the Company.

For purposes of the opinions rendered herein, we have assumed, without independent investigation, that (i) all original agreements and other documents (including, without limitation, the Covered Documents) reviewed by us are true and complete in all respects, (ii) all agreements and other documents (including, without limitation, the Covered Documents) submitted to us as photocopied, reproduced or conformed copies are authentic and conform in all respects to the originals thereof, (iii) the signatures on the agreements and other documents reviewed by us are genuine, (iv) each party to the agreements and other documents reviewed by us has full power and authority to execute, deliver and perform each such agreement and document, (v) all agreements and other documents reviewed by us (including, without limitation, the Covered Documents) have been duly authorized, executed and delivered by the parties thereto, (vi) there are no facts, agreements or understandings extrinsic to the Covered Documents that would amend, modify or supplement any of the provisions thereof, (vii) the Covered Documents are enforceable against each party thereto (other than the Company) in accordance with their respective terms, (viii) the Company is validly existing and in good standing under the laws of the State of Florida, and (ix) the Buyer is validly existing and in good standing under the laws of the jurisdiction in which it was organized.

The enforceability of the Covered Documents is subject to, in each case, the effect of: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or preferential transfer, moratorium or similar laws affecting creditors’ rights generally; (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the availability of injunctive relief or other equitable remedies; (iii) public policy considerations under applicable law which, among other things, limit or restrict any agreement of any party thereto relating to contribution, indemnification, or exculpation of costs, expenses, or other liabilities; and (iv) implied covenants of good faith and fair dealing.

We express no opinion as to the enforceability of any provision of any Covered Document: (i) that purports to establish (or may be construed to establish) evidentiary standards; (ii) that purports to select any particular jurisdiction, forum or venue to adjudicate any matter; (iii) under which a party waives any rights, defenses or offsets afforded to it by law; (iv) under which a party is obligated to pay any fees, costs or expenses incurred by another party in connection with, or as a result of, any default, dispute, legal proceeding, or exercise of remedies; (v) under which any provision of a Covered Document is severable from other provisions of such Covered Document in the event that such provision is determined by a court to be unenforceable; (vi) under which a party disclaims liability or responsibility from, or claims a right of indemnity for, any loss, claim, cause of action, indebtedness, damage or injury arising from such party’s negligence, actions or omissions; (vii) pursuant to which a party consents to the jurisdiction of any court; (viii) that purports to grant rights or remedies to any person that are not permitted under applicable laws; or (ix) which is governed by, relates to or waives any rights under, the laws of any state other than the State of New York.

We express no opinion as to: (i) the conflicts of law rules of any state; (ii) the application or the effect, if any, of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation or preferential transfer laws or any laws governing the dissolution of, or the distribution of assets of, any natural person, partnership, corporation, limited liability company or any other form of business or legal entity; or (iii) any other matter not expressly addressed in this opinion.

This opinion is given as of the date hereof, and we assume no obligation to supplement this opinion if any applicable laws, rules or regulations change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed herein after the date hereof. The limitation of any opinion expressed herein to our “knowledge” means that no attorney of our firm who was directly involved in the negotiation of the Covered Documents and the transactions contemplated thereby had actual knowledge of any information that would indicate that such opinion is not accurate as of the date hereof.

Our opinions expressed herein are limited to the effect of U.S. federal laws and the laws of the State of New York.  We express no opinion regarding the application or effect of the laws of any other state or jurisdiction.  We note that the Covered Documents are not governed by the laws of the State of New York, but with your permission, we have assumed that the laws governing such documents are the same as the laws of the State of New York.

This letter is solely for your benefit, and no other persons or entities shall be entitled to rely hereon. This letter may not be quoted in whole or in part or otherwise referred to in any document and may not be furnished or otherwise disclosed to or used by any other person or entity without our prior written consent.

Very truly yours,

Mazzeo Song & Bradham LLP

By:	/s/ David S. Song; Partner